Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jay Putnam Investor Relations (770) 206-6200

COMPUCREDIT ANNOUNCES AUTOMOBILE LENDING ACQUISITION

ATLANTA, GA, December 15, 2004 - CompuCredit Corporation (NASDAQ: CCRT) announced today that it has signed a definitive agreement to purchase Wells Fargo Financial’s Consumer Auto Receivables business unit. The sale is expected to close in the first quarter of 2005 and is subject to certain financing and closing conditions.

The acquisition includes all of the Consumer Auto Receivables assets, business operations and employees. Consumer Auto Receivables has $133 million in assets and operates in 40 states through its 12 branches, its three regional processing centers and its national collection center at its Lake Mary, Fla., headquarters. The company has approximately 270 employees.

“We have been looking for some time to add automobile lending to our product and service offering, and this acquisition provides us with a terrific platform and team for long-term growth,” said David Hanna, Chairman and CEO of CompuCredit. “We believe this acquisition is a good fit with our company and will allow us to leverage our core competencies to better serve the underserved customer base.”

Rick Potter, President of Wells Fargo Consumer Auto Receivables added, “We are excited to be joining the CompuCredit team. CompuCredit’s strength and expertise in lending to the underserved market will allow us to expand our services and grow our dealer relationships.”

Wells Fargo Financial is one of the premier automobile lenders in North America with its Philadelphia-based Wells Fargo Financial Acceptance business unit. Acceptance has more than $8 billion in receivables, approximately 580,000 customers and more than 3,000 team members throughout North America and Puerto Rico.

CompuCredit is a specialty finance company and marketer of branded credit cards and related financial services. CompuCredit provides these services to consumers who are underserved by traditional financial institutions. Credit cards marketed by CompuCredit generally are issued by Columbus Bank and Trust Company under an agreement with CompuCredit. Through corporate and affinity contributions focused on the underserved and un-banked communities, CompuCredit also uses its financial resources and volunteer efforts to address the numerous challenges affecting its customers. For more information about CompuCredit, visit www.CompuCredit.com.

*  *  *

Our expected timeframe for closing the acquisition and our expectations with respect to growing the business are forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond CompuCredit’s control. Actual results may differ materially from those suggested by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the factors set forth in “Item 1. Business—Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, changes in the general economy and otherwise that might make the acquired receivables more difficult to collect (and future receivables less profitable), our ability to transfer the acquired receivables to our systems and effectively collect them, and our ability to successfully integrate and grow the acquired business. CompuCredit expressly disclaims any obligation to update any forward-looking statements except as may be required by law.